Exhibit 99.1

Antero Midstream Announces Fourth Quarter 2024 Results and 2025 Guidance

Denver, Colorado, February 12, 2025—Antero Midstream Corporation (NYSE: AM) (“Antero Midstream” or the “Company”) today announced its fourth quarter 2024 financial and operating results and 2025 guidance. The relevant consolidated financial statements are included in Antero Midstream’s Annual Report on Form 10-K for the year ended December 31, 2024.

Fourth Quarter 2024 Highlights:

•	Net Income was $111 million, or $0.23 per diluted share, a 10% per share increase compared to the prior year quarter
•	Adjusted Net Income was $124 million, or $0.26 per diluted share, an 8% per share increase compared to the prior year quarter (non-GAAP measure)
•	Adjusted EBITDA was $274 million, an 8% increase compared to the prior year quarter (non-GAAP measure)
•	Capital expenditures were $24 million, a 47% decrease compared to the prior year quarter
•	Free Cash Flow after dividends was $93 million, a 91% increase compared to the prior year quarter (non-GAAP measure)
•	Repurchased 1.9 million shares for $29 million

Full Year 2024 Highlights:

•	Net Income was $401 million, or $0.83 per diluted share, an 8% per share increase compared to the prior year
•	Adjusted EBITDA was $1.05 billion, a 6% increase compared to the prior year (non-GAAP measure)
•	Capital expenditures were $161 million, a 13% decrease compared to the prior year
•	Free Cash Flow after dividends was $250 million, a 61% increase compared to the prior year (non-GAAP measure)
•	Leverage declined to below 3.0x as of December 31, 2024 (non-GAAP measure)

2025 Guidance Highlights:

•	Net Income of $445 to $485 million, representing GAAP earnings of $0.92 to $1.00 per share
•	Adjusted EBITDA of $1.08 to $1.12 billion, a 5% increase compared to 2024 at the midpoint (non-GAAP measure)
•	Capital expenditures of $170 to $200 million
•	Free Cash Flow after dividends of $250 to $300 million assuming an annualized dividend of $0.90 per share, a 10% increase compared to 2024 at the midpoint (non-GAAP measures)

Paul Rady, Chairman and CEO said, “Antero Midstream delivered an exceptional year in 2024 with throughput, Net Income, Adjusted EBITDA, and Free Cash Flow setting company records. This Free Cash Flow growth in 2024 provided us with the ability to internally finance an accretive bolt-on acquisition, reduce absolute debt, pay an attractive dividend and repurchase shares in 2024.”

Brendan Krueger, CFO of Antero Midstream, said “In 2024, Antero Midstream reduced its absolute debt by nearly $100 million and reduced leverage to under 3.0x. This absolute debt and leverage reduction positioned us to commence our share repurchase program during the fourth quarter of 2024, repurchasing $29 million of shares.”

Mr. Krueger added, “Looking ahead to 2025, we expect another year of increases in our EBITDA and Free Cash Flow after dividends. This positions us well for further debt reduction and increases in return of capital to shareholders.”

For a discussion of the non-GAAP financial measures, including Adjusted EBITDA, Adjusted Net Income, Leverage, and Free Cash Flow after dividends please see “Non-GAAP Financial Measures.”

Share Repurchases

During the fourth quarter of 2024, Antero Midstream repurchased 1.9 million shares for $29 million. Antero Midstream had approximately $471 million of remaining capacity under its $500 million authorized share repurchase program as of December 31, 2024.

2025 Guidance

Antero Midstream is forecasting Net Income of $445 to $485 million and Adjusted Net Income (adjusted for amortization of customer relationships and effective tax rate impact) of $500 to $540 million. The Company is forecasting Adjusted EBITDA of $1.08 to $1.12 billion, which represents a 5% increase compared to 2024 at the midpoint. This Adjusted EBITDA growth is driven by low-single digit year-over-year throughput growth and inflation adjustments to Antero Midstream’s fixed fees. Antero Midstream expects to service 70 to 75 wells with its fresh water delivery system, with the wells having an average lateral length of approximately 13,200 feet. The Company’s 2025 guidance includes approximately $135 to $145 million of combined distributions from its interests in the processing and fractionation joint venture with MPLX, LP (the “Joint Venture”) and in Stonewall Gathering LLC (“Stonewall Joint Venture”).

Antero Midstream is forecasting a capital budget of $170 to $200 million. The midpoint of the 2025 capital budget includes approximately $85 million of investment in gathering and compression infrastructure for low pressure gathering connections and compression. Antero Midstream has budgeted an investment of $85 million for water infrastructure in 2025, primarily focused on the expansion to the southern Marcellus liquids-rich midstream corridor. This investment in wastewater blending and pipeline infrastructure creates one integrated water system in the Marcellus Shale, allowing for future capital efficient development across the entire liquids-rich midstream corridor. The Company is also budgeting $10 to $15 million of capital contributions to the Stonewall Joint Venture to increase its capacity.

Antero Midstream is forecasting Free Cash Flow before dividends of $690 to $730 million and Free Cash Flow after dividends of $250 to $300 million for 2025, assuming an annualized dividend of $0.90 per share. This represents a 10% increase in Free Cash Flow after dividends at the midpoint of guidance compared to 2024.

The following is a summary of Antero Midstream’s 2025 guidance ($ in millions, except per share amounts):

	Twelve Months Ended December 31, 2025
	Low		High
Net Income	$445		$485
Adjusted Net Income	500		540
Adjusted EBITDA	1,080		1,120
Capital Expenditures	170		200
Interest Expense	195		205
Cash Taxes	—		10
Free Cash Flow Before Dividends	690		730
Dividend Per Share		$0.90
Free Cash Flow After Dividends	250		300

Fourth Quarter 2024 Financial Results

Low pressure gathering volumes for the fourth quarter of 2024 averaged 3,276 MMcf/d, a 3% decrease compared to the prior year quarter. Compression volumes for the fourth quarter of 2024 averaged 3,266 MMcf/d, a 2% decrease compared to the fourth quarter of 2023. High pressure gathering volumes averaged 3,045 MMcf/d, in line with the prior year quarter. Fresh water delivery volumes averaged 114 MBbl/d during the quarter, a 21% increase compared to the fourth quarter of 2023. The increase in fresh water delivery volumes was driven by an increase in completion activity by Antero Resources.

Gross processing volumes from the processing and fractionation Joint Venture averaged 1,622 MMcf/d for the fourth quarter of 2024, a 2% decrease compared to the prior year quarter. Joint Venture processing capacity was 100% utilized during the quarter based on nameplate processing capacity of 1.6 Bcf/d. Gross Joint Venture fractionation volumes averaged 40 MBbl/d, in line with the prior year quarter. Joint Venture fractionation capacity was 100% utilized during the quarter based on nameplate fractionation capacity of 40 MBbl/d.

	Three Months Ended December 31,
Average Daily Volumes:	2023	2024	% Change
Low Pressure Gathering (MMcf/d)	3,377	3,276	(3)%
Compression (MMcf/d)	3,343	3,266	(2)%
High Pressure Gathering (MMcf/d)	3,047	3,045	*
Fresh Water Delivery (MBbl/d)	94	114	21%
Gross Joint Venture Processing (MMcf/d)	1,649	1,622	(2)%
Gross Joint Venture Fractionation (MBbl/d)	40	40	*

* Not meaningful or applicable.

For the three months ended December 31, 2024, revenues were $287 million, comprised of $225 million from the Gathering and Processing segment and $62 million from the Water Handling segment, net of $18 million of amortization of customer relationships. Water Handling revenues include $25 million from wastewater handling and high rate water transfer services.

Direct operating expenses for the Gathering and Processing and Water Handling segments were $26 million and $30 million, respectively, for a total of $56 million. Water Handling operating expenses include $22 million from wastewater handling and high rate water transfer services. General and administrative expenses excluding equity-based compensation were $9 million during the fourth quarter of 2024. Total operating expenses during the fourth quarter of 2024 included $11 million of equity-based compensation expense and $33 million of depreciation expense.

Net Income was $111 million, or $0.23 per diluted share, a 10% per share increase compared to the prior year quarter. Net Income adjusted for amortization of customer relationships, impairment of property and equipment, loss on settlement of asset retirement obligations, and gain on asset sale, net of tax effects of reconciling items, or Adjusted Net Income, was $124 million. Adjusted Net Income was $0.26 per diluted share, an 8% per share increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted Net Income (in thousands):

	Three Months Ended December 31,
	2023	2024
Net Income	$100,447	111,189
Amortization of customer relationships	17,668	17,668
Impairment of property and equipment	146	—
Loss on settlement of asset retirement obligations	185	—
Gain on asset sale	(6)	(183)
Tax effect of reconciling items(1)	(4,657)	(4,574)
Adjusted Net Income	$113,783	124,100

(1)	The statutory tax rate for each of the three months ended December 31, 2023 and 2024 was approximately 26%.

Adjusted EBITDA was $274 million, an 8% increase compared to the prior year quarter. Interest expense was $50 million, a 4% decrease compared to the prior year quarter, driven primarily by lower outstanding average total debt. Capital expenditures were $24 million, a 47% decrease compared to the fourth quarter of 2023. Free Cash Flow before dividends was $201 million, a 28% increase compared to the prior year quarter. Free Cash Flow after dividends was $93 million, a 91% increase compared to the prior year quarter.

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow before and after dividends (in thousands):

	Three Months Ended December 31,
	2023	2024
Net Income	$100,447	111,189
Interest expense, net	52,000	49,721
Income tax expense	30,865	44,603
Depreciation expense	34,885	32,795
Amortization of customer relationships	17,668	17,668
Gain on asset sale	(6)	(183)
Accretion of asset retirement obligations	44	49
Impairment of property and equipment	146	—
Loss on settlement of asset retirement obligations	185	—
Equity-based compensation	8,431	11,461
Equity in earnings of unconsolidated affiliates	(27,631)	(27,778)
Distributions from unconsolidated affiliates	36,935	34,749
Adjusted EBITDA	$253,969	274,274
Interest expense, net	(52,000)	(49,721)
Capital expenditures (accrual-based)	(45,536)	(24,011)
Free Cash Flow before dividends	$156,433	200,542
Dividends declared (accrual-based)	(107,941)	(107,735)
Free Cash Flow after dividends	$48,492	92,807

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends (in thousands):

	Three Months Ended December 31,
	2023	2024
Net cash provided by operating activities	$208,321	232,691
Amortization of deferred financing costs	(1,516)	(1,283)
Settlement of asset retirement obligations	389	282
Income tax expense	30,865	44,603
Deferred income tax expense	(37,242)	(44,603)
Changes in working capital	1,152	(7,137)
Capital expenditures (accrual-based)	(45,536)	(24,011)
Free Cash Flow before dividends	$156,433	200,542
Dividends declared (accrual-based)	(107,941)	(107,735)
Free Cash Flow after dividends	$48,492	92,807

Fourth Quarter 2024 Operating Update

During the fourth quarter of 2024, Antero Midstream connected 5 wells to its gathering system and serviced 16 wells with its fresh water delivery system.

Capital Investments

Capital expenditures were $24 million during the fourth quarter of 2024. The Company invested $17 million in gathering and compression, $6 million in water infrastructure, and $1 million in the Stonewall Joint Venture.

Conference Call

A conference call is scheduled on Thursday, February 13, 2025 at 10:00 am MT to discuss the financial and operational results. A brief Q&A session for security analysts will immediately follow the discussion of the results. To participate in the call, dial in at 877-407-9126 (U.S.), or 201-493-6751 (International) and reference “Antero Midstream.” A telephone replay of the call will be available until Thursday, February 20, 2025 at 10:00 am MT at 877-660-6853 (U.S.) or 201-612-7415 (International) using the conference ID: 13750393. To access the live webcast and view the related earnings conference call presentation, visit Antero Midstream's website at www.anteromidstream.com. The webcast will be archived for replay until Thursday, February 20, 2025 at 10:00 am MT.

Presentation

An updated presentation will be posted to the Company's website before the conference call. The presentation can be found at www.anteromidstream.com on the homepage. Information on the Company's website does not constitute a portion of, and is not incorporated by reference into this press release.

Non-GAAP Financial Measures and Definitions

Antero Midstream uses certain non-GAAP financial measures. Antero Midstream defines Adjusted Net Income as Net Income plus amortization of customer relationships, impairment of property and equipment, loss on early extinguishment of debt, and loss (gain) on asset sale, net of tax effect of reconciling items. Antero Midstream uses Adjusted Net Income to assess the operating performance of its assets. Antero Midstream defines Adjusted EBITDA as Net Income plus net interest expense, income tax expense, depreciation expense, amortization of customer relationships, loss (gain) on asset sale, accretion of asset retirement obligations, impairment of property and equipment, loss on early extinguishment of debt, loss on settlement of asset retirement obligations, and equity-based compensation expense, excluding equity in earnings of unconsolidated affiliates, plus distributions from unconsolidated affiliates.

Antero Midstream uses Adjusted EBITDA to assess:

•	the financial performance of Antero Midstream’s assets, without regard to financing methods, capital structure or historical cost basis;

•	its operating performance and return on capital as compared to other publicly traded companies in the midstream energy sector, without regard to financing or capital structure; and

•	the viability of acquisitions and other capital expenditure projects.

Antero Midstream defines Free Cash Flow before dividends as Adjusted EBITDA less net interest expense and accrual-based capital expenditures. Capital expenditures include additions to gathering systems and facilities, additions to water handling systems, and investments in unconsolidated affiliates. Capital expenditures exclude acquisitions. Free Cash Flow after dividends is defined as Free Cash Flow before dividends less accrual-based dividends declared for the quarter. Antero Midstream uses Free Cash Flow before and after dividends as a performance metric to compare the cash generating performance of Antero Midstream from period to period.

Adjusted EBITDA, Adjusted Net Income, and Free Cash Flow before and after dividends are non-GAAP financial measures. The GAAP measure most directly comparable to these measures is Net Income. Such non-GAAP financial measures should not be considered as alternatives to the GAAP measures of Net Income and cash flows provided by (used in) operating activities. The presentations of such measures are not made in accordance with GAAP and have important limitations as analytical tools because they include some, but not all, items that affect Net Income and cash flows provided by operating activities. You should not consider any or all such measures in isolation or as a substitute for analyses of results as reported under GAAP. Antero Midstream’s definitions of such measures may not be comparable to similarly titled measures of other companies.

The following table reconciles cash paid for capital expenditures and accrued capital expenditures during the period (in thousands):

	Three Months Ended December 31,
	2023	2024
Capital expenditures (as reported on a cash basis)	$53,708	39,840
Change in accrued capital costs	(8,172)	(15,829)
Capital expenditures (accrual basis)	$45,536	24,011

Antero Midstream defines net debt as consolidated total debt, excluding unamortized debt premiums and debt issuance costs, less cash and cash equivalents (“Net Debt”). Antero Midstream views Net Debt as an important indicator in evaluating Antero Midstream’s financial leverage. Antero Midstream defines leverage as Net Debt divided by Adjusted EBITDA for the last twelve months. The GAAP measure most directly comparable to Net Debt is total debt, excluding unamortized debt premiums and debt issuance costs.

The following table reconciles consolidated total debt to Net Debt as used in this release (in thousands):

	December 31,
	2023	2024
Bank credit facility	$630,100	484,300
7.875% senior notes due 2026	550,000	—
5.75% senior notes due 2027	650,000	650,000
5.75% senior notes due 2028	650,000	650,000
5.375% senior notes due 2029	750,000	750,000
6.625% senior notes due 2032	—	600,000
Consolidated total debt	$3,230,100	3,134,300
Less: Cash and cash equivalents	66	—
Consolidated net debt	$3,230,034	3,134,300

The following table reconciles Net Income to Adjusted EBITDA and Free Cash Flow for the years ended December 31, 2023 and 2024 as used in this release (in thousands):

	Twelve Months Ended December 31,
	2023	2024
Net Income	$371,786	400,892
Interest expense, net	217,245	207,027
Income tax expense	128,287	147,729
Depreciation expense	136,059	140,000
Amortization of customer relationships	70,672	70,672
Impairment of property and equipment	146	332
Loss on asset sale	6,030	723
Accretion of asset retirement obligations	177	189
Loss on settlement of asset retirement obligations	805	—
Loss on early extinguishment of debt	—	14,091
Equity-based compensation	31,606	44,332
Equity in earnings of unconsolidated affiliates	(105,456)	(110,573)
Distributions from unconsolidated affiliates	131,835	135,660
Adjusted EBITDA	$989,192	1,051,074
Interest expense, net	(217,245)	(207,027)
Capital expenditures (accrual-based)	(184,994)	(161,324)
Free Cash Flow before dividends	$586,953	682,723
Dividends declared (accrual-based)	(431,727)	(432,596)
Free Cash Flow after dividends	$155,226	250,127

The following table reconciles net cash provided by operating activities to Free Cash Flow before and after dividends for the years ended December 31, 2023 and 2024 as used in this release (in thousands):

	Twelve Months Ended December 31,
	2023	2024
Net cash provided by operating activities	$779,063	843,994
Amortization of deferred financing costs	(5,979)	(6,004)
Settlement of asset retirement obligations	1,258	795
Income tax expense	128,287	147,729
Deferred income tax expense	(134,664)	(147,729)
Changes in working capital	3,982	5,262
Capital expenditures (accrual-based)	(184,994)	(161,324)
Free Cash Flow before dividends	$586,953	682,723
Dividends declared (accrual-based)	(431,727)	(432,596)
Free Cash Flow after dividends	$155,226	250,127

Antero Midstream has not included a reconciliation of Adjusted Net Income, Adjusted EBITDA and Free Cash Flow before and after dividends to the nearest GAAP financial measures for 2025 because it cannot do so without unreasonable effort and any attempt to do so would be inherently imprecise. Antero Midstream is able to forecast the following reconciling items between such measures and Net Income (in millions):

	Twelve Months Ended December 31, 2025
	Low	High
Depreciation expense	$130	$140
Equity based compensation expense	40	45
Amortization of customer relationships	70	75
Distributions from unconsolidated affiliates	135	145

Antero Midstream Corporation is a Delaware corporation that owns, operates and develops midstream gathering, compression, processing and fractionation assets located in the Appalachian Basin, as well as integrated water assets that primarily service Antero Resources Corporation’s (NYSE: AR) (“Antero Resources”) properties.

This release includes "forward-looking statements.” Such forward-looking statements are subject to a number of risks and uncertainties, many of which are not under Antero Midstream’s control. All statements, except for statements of historical fact, made in this release regarding activities, events or developments Antero Midstream expects, believes or anticipates will or may occur in the future, such as statements regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management, Antero Resources’ expected production and development plan, natural gas, NGLs and oil prices, Antero Midstream’s ability to realize the anticipated benefits of its investments in unconsolidated affiliates, Antero Midstream’s ability to execute its share repurchase program, Antero Midstream’s ability to execute its business plan and return capital to its stockholders, impacts of geopolitical and world health events, information regarding Antero Midstream’s return of capital policy, information regarding long-term financial and operating outlooks for Antero Midstream and Antero Resources, information regarding Antero Resources’ expected future growth and its ability to meet its drilling and development plan and the participation level of Antero Resources’ drilling partner, the impact on demand for Antero Midstream’s services as a result of incremental production by Antero Resources, and expectations regarding the amount and timing of litigation awards are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All forward-looking statements speak only as of the date of this release. Although Antero Midstream believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in such statements. Except as required by law, Antero Midstream expressly disclaims any obligation to and does not intend to publicly update or revise any forward-looking statements.

Antero Midstream cautions you that these forward-looking statements are subject to all of the risks and uncertainties incident to our business, most of which are difficult to predict and many of which are beyond Antero Midstream’s control. These risks include, but are not limited to, commodity price volatility, inflation, supply chain or other disruptions, environmental risks, Antero Resources’ drilling and completion and other operating risks, regulatory changes or changes in law, the uncertainty inherent in projecting Antero Resources’ future rates of production, cash flows and access to capital, the timing of development expenditures, impacts of world health events, cybersecurity risks, the state of markets for and availability of verified quality carbon offsets and the other risks described under the heading "Risk Factors" in Antero Midstream's Annual Report on Form 10-K for the year ended December 31, 2024.

For more information, contact Justin Agnew, Vice President – Finance and Investor Relations of Antero Midstream, at (303) 357-7269 or jagnew@anteroresources.com.

ANTERO MIDSTREAM CORPORATION

Consolidated Balance Sheets

(In thousands, except per share amounts)

	December 31,
	2023	2024
Assets
Current assets:
Cash and cash equivalents	$66	—
Accounts receivable–Antero Resources	88,610	115,180
Accounts receivable–third party	952	832
Other current assets	1,500	2,052
Total current assets	91,128	118,064
Long-term assets:
Property and equipment, net	3,793,523	3,881,621
Investments in unconsolidated affiliates	626,650	603,956
Customer relationships	1,215,431	1,144,759
Other assets, net	10,886	13,348
Total assets	$5,737,618	5,761,748

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable–Antero Resources	$4,457	4,114
Accounts payable–third party	10,499	12,308
Accrued liabilities	80,630	83,555
Other current liabilities	831	635
Total current liabilities	96,417	100,612
Long-term liabilities:
Long-term debt	3,213,216	3,116,958
Deferred income tax liability, net	265,879	413,608
Other	10,375	15,399
Total liabilities	3,585,887	3,646,577
Stockholders' equity:
Preferred stock, $0.01 par value: 100,000 authorized as of December 31, 2023 and December 31, 2024
Series A non-voting perpetual preferred stock; 12 designated and 10 issued and outstanding as of December 31, 2023 and December 31, 2024	—	—
Common stock, $0.01 par value; 2,000,000 authorized; 479,713 and 479,422 issued and outstanding as of December 31, 2023 and December 31, 2024, respectively	4,797	4,794
Additional paid-in capital	2,046,487	2,019,830
Retained earnings	100,447	90,547
Total stockholders' equity	2,151,731	2,115,171
Total liabilities and stockholders' equity	$5,737,618	5,761,748

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Statements of Operations and Comprehensive Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,
	2023	2024
Revenue:
Gathering and compression–Antero Resources	$216,726	234,630
Water handling–Antero Resources	60,627	70,053
Water handling–third party	485	462
Amortization of customer relationships	(17,668)	(17,668)
Total revenue	260,170	287,477
Operating expenses:
Direct operating	50,783	55,925
General and administrative (including $8,431 and $11,461 of equity-based compensation in 2023 and 2024, respectively)	17,926	20,774
Facility idling	526	382
Depreciation	34,885	32,795
Impairment of property and equipment	146	—
Accretion of asset retirement obligations	44	49
Loss on settlement of asset retirement obligations	185	—
Gain on asset sale	(6)	(183)
Total operating expenses	104,489	109,742
Operating income	155,681	177,735
Other income (expense):
Interest expense, net	(52,000)	(49,721)
Equity in earnings of unconsolidated affiliates	27,631	27,778
Total other expense	(24,369)	(21,943)
Income before income taxes	131,312	155,792
Income tax expense	(30,865)	(44,603)
Net income and comprehensive income	$100,447	111,189

Net income per common share–basic	$0.21	0.23
Net income per common share–diluted	$0.21	0.23

Weighted average common shares outstanding:
Basic	479,709	480,991
Diluted	483,733	486,133

ANTERO MIDSTREAM CORPORATION

Selected Operating Data (Unaudited)

			Amount of
	Three Months Ended December 31,		Increase	Percentage
	2023	2024	or Decrease	Change
Operating Data:
Gathering—low pressure (MMcf)	310,705	301,418	(9,287)	(3)%
Compression (MMcf)	307,511	300,453	(7,058)	(2)%
Gathering—high pressure (MMcf)	280,287	280,115	(172)	*
Fresh water delivery (MBbl)	8,627	10,476	1,849	21%
Other fluid handling (MBbl)	5,205	4,659	(546)	(10)%
Wells serviced by fresh water delivery	15	16	1	7%
Gathering—low pressure (MMcf/d)	3,377	3,276	(101)	(3)%
Compression (MMcf/d)	3,343	3,266	(77)	(2)%
Gathering—high pressure (MMcf/d)	3,047	3,045	(2)	*
Fresh water delivery (MBbl/d)	94	114	20	21%
Other fluid handling (MBbl/d)	57	51	(6)	(11)%
Average Realized Fees(1):
Average gathering—low pressure fee ($/Mcf)	$0.35	0.36	0.01	3%
Average compression fee ($/Mcf)	$0.21	0.21	—	*
Average gathering—high pressure fee ($/Mcf)	$0.21	0.23	0.02	10%
Average fresh water delivery fee ($/Bbl)	$4.22	4.31	0.09	2%
Joint Venture Operating Data:
Processing—Joint Venture (MMcf)	151,727	149,266	(2,461)	(2)%
Fractionation—Joint Venture (MBbl)	3,680	3,680	—	*
Processing—Joint Venture (MMcf/d)	1,649	1,622	(27)	(2)%
Fractionation—Joint Venture (MBbl/d)	40	40	—	*

* Not meaningful or applicable.

(1)	The average realized fees for the three months ended December 31, 2024 include annual CPI-based adjustments of approximately 1.6%.

ANTERO MIDSTREAM CORPORATION

Condensed Consolidated Results of Segment Operations (Unaudited)

(In thousands)

	Three Months Ended December 31, 2024
	Gathering and	Water		Consolidated
	Processing	Handling	Unallocated	Total
Revenues:
Revenue–Antero Resources	$234,630	70,053	—	304,683
Revenue–third-party	—	462	—	462
Amortization of customer relationships	(9,272)	(8,396)	—	(17,668)
Total revenues	225,358	62,119	—	287,477
Operating expenses:
Direct operating	26,204	29,721	—	55,925
General and administrative (excluding equity-based compensation)	6,974	1,537	802	9,313
Equity-based compensation	9,194	2,018	249	11,461
Facility idling	—	382	—	382
Depreciation	18,737	14,058	—	32,795
Accretion of asset retirement obligations	—	49	—	49
Gain on asset sale	—	(183)	—	(183)
Total operating expenses	61,109	47,582	1,051	109,742
Operating income	164,249	14,537	(1,051)	177,735
Other income (expense):
Interest expense, net	—	—	(49,721)	(49,721)
Equity in earnings of unconsolidated affiliates	27,778	—	—	27,778
Total other income (expense)	27,778	—	(49,721)	(21,943)
Income before income taxes	192,027	14,537	(50,772)	155,792
Income tax expense	—	—	(44,603)	(44,603)
Net income and comprehensive income	$192,027	14,537	(95,375)	111,189

ANTERO MIDSTREAM CORPORATION

Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2022	2023	2024
Cash flows provided by (used in) operating activities:
Net income	$326,242	371,786	400,892
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	131,762	136,059	140,000
Accretion of asset retirement obligations	222	177	189
Impairment of property and equipment	3,702	146	332
Deferred income tax expense	117,494	134,664	147,729
Equity-based compensation	19,654	31,606	44,332
Equity in earnings of unconsolidated affiliates	(94,218)	(105,456)	(110,573)
Distributions from unconsolidated affiliates	120,460	131,835	135,660
Amortization of customer relationships	70,672	70,672	70,672
Amortization of deferred financing costs	5,716	5,979	6,004
Settlement of asset retirement obligations	(5,454)	(1,258)	(795)
Loss on settlement of asset retirement obligations	539	805	—
Loss (gain) on asset sale	(2,251)	6,030	723
Loss on early extinguishment of debt	—	—	14,091
Changes in assets and liabilities:
Accounts receivable–Antero Resources	(3,354)	(2,458)	(26,571)
Accounts receivable–third party	723	359	748
Income tax receivable	—	940	—
Other current assets	(313)	(2,041)	(781)
Accounts payable–Antero Resources	782	(1,267)	(54)
Accounts payable–third party	7,973	(7,766)	3,722
Accrued liabilities	(747)	8,251	17,674
Net cash provided by operating activities	699,604	779,063	843,994
Cash flows provided by (used in) investing activities:
Additions to gathering systems, facilities and other	(227,561)	(130,305)	(141,832)
Additions to water handling systems	(71,363)	(53,428)	(30,515)
Additional investments in unconsolidated affiliate	—	(262)	(2,393)
Return of investment in unconsolidated affiliate	17,000	—	—
Acquisition of gathering systems and facilities	(216,726)	(266)	(69,992)
Cash received in asset sales	5,726	1,087	1,342
Change in other assets	(98)	(32)	(2)
Change in other liabilities	(804)	—	659
Net cash used in investing activities	(493,826)	(183,206)	(242,733)
Cash flows provided by (used in) financing activities:
Dividends to common stockholders	(432,825)	(434,846)	(437,634)
Dividends to preferred stockholders	(550)	(550)	(550)
Repurchases of common stock	—	—	(28,690)
Issuance of Senior Notes	—	—	600,000
Redemption of Senior Notes	—	—	(560,862)
Payments of deferred financing costs	(302)	—	(12,793)
Borrowings on Credit Facility	1,269,300	1,037,700	1,565,000
Repayments on Credit Facility	(1,034,500)	(1,189,600)	(1,710,800)
Employee tax withholding for settlement of equity-based compensation awards	(6,901)	(8,495)	(14,998)
Net cash used in financing activities	(205,778)	(595,791)	(601,327)
Net increase (decrease) in cash and cash equivalents	—	66	(66)
Cash and cash equivalents, beginning of period	—	—	66
Cash and cash equivalents, end of period	$—	66	—

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$183,079	213,955	189,908
Cash received during the period for income taxes	$—	9,626	104
Increase (decrease) in accrued capital expenditures and accounts payable for property and equipment	$(17,003)	1,288	(13,416)